Exhibit 10.50
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Trico Marine Services, Inc., a Delaware corporation (“Company”), and Ray Hoover (“Employee”).
W I T N E S S E T H:
     WHEREAS, Employee and Company have heretofore entered into an Employment Agreement effective as of July 23, 2007 (the “Prior Agreement”);
     WHEREAS, both Employee and Company are desirous of revising certain of the terms and conditions in the Prior Agreement and amending and restating the Prior Agreement in the form of this Agreement; and
     WHEREAS, Company is desirous of continuing to employ Employee on the terms and conditions, and for the consideration, hereinafter set forth and Employee is desirous of continuing to be employed by Company on such terms and conditions and for such consideration;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Employee agree as follows:
ARTICLE 1: EMPLOYMENT AND DUTIES
     1.1 Employment; Effective Date. Effective as of December 9, 2008 (the “Effective Date”) and continuing for the period of time set forth in Article 2 of this Agreement, Employee’s employment by Company shall be subject to the terms and conditions of this Agreement.
     1.2 Positions. From and after the Effective Date, Company shall employ Employee in the position of Global Director of Technical Services, or in such other positions as the parties mutually may agree.
     1.3 Duties and Services. Employee agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Employee’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s Employee employees, as such policies may be amended from time to time.
     1.4 Other Interests. Employee agrees, during the period of his employment by Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in other business activities that do not conflict with the business and affairs of Company or interfere with Employee’s performance of his duties hereunder, which shall be at the sole determination of the Board of Directors. Nothing herein shall prohibit Employee from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation, so long as Employee has no active participation in the business of such corporation (except if permitted at the sole determination of the Board).
     1.5 Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Employee shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning Company’s business.
ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT
     2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Employee for the period beginning on the Effective Date and ending on the anniversary of the Effective Date (the “New Expiration Date”); provided, however, that beginning on the New Expiration Date, and on each anniversary of the New Expiration Date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one year period unless on or before the date that is 6 months prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.
     2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Employee’s employment under this Agreement at any time for any of the following reasons:
     (i) upon Employee’s death;
     (ii) upon Employee’s becoming incapacitated by accident, sickness, or other circumstances which, in the opinion of a physician reasonably selected by Company which selection is reasonably agreed to by Employee, renders him mentally or physically incapable of performing the duties and services required of him hereunder;
     (iii) for “Cause”, which shall mean Employee (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (B) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder, (C) has materially breached any material provision of this Agreement or any material corporate policy maintained and established by Company that is of general applicability to Company’s Employee employees, (D) has willfully engaged in conduct that he knows or should know is materially injurious to Company or any of its affiliates, (E) has been convicted of, or pleaded no contest to, a crime involving moral turpitude or any felony, or (F) has engaged in any act of serious dishonesty which adversely affects, or reasonably could in the future adversely affect, the value, reliability, or performance of Employee in a material manner; provided, however, that Employee’s employment may be terminated for Cause only if such termination is approved by at least a majority of the members of the Board of Directors (excluding Employee) after Employee has been given written notice by Company of the specific reason for such termination and a reasonable opportunity for Employee, together with his counsel, to be heard before the Board of Directors; or
     (iv) for any other reason whatsoever, in the sole discretion of the Board of Directors.
Members of the Board of Directors may participate in any hearing that is required pursuant to paragraph 2.2(iii) by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other.
     2.3 Employee’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Employee shall have the right to terminate his employment under this Agreement for any of the following reasons:
     (i) for “Good Reason”, which shall mean, within 60 days of and in connection with or based upon (A) a material breach by Company of any material provision of this Agreement (provided, however, that a reduction in Employee’s annual base salary that is consistent with reductions taken generally by other Employees of Company shall not be considered a material breach of a material provision of this Agreement), (B) a material dimunition in the nature or scope of Employee’s duties and responsibilities (provided, however, that the failure to get Employee elected or re-elected to the Board of Directors shall not be considered a material dimunition in the nature or scope of Employee’s duties and responsibilities if Company used its reasonable efforts to secure Employee’s election or re-election to the Board of Directors), (C) the assignment to Employee of duties and responsibilities that are materially inconsistent with the positions referred to in paragraph 1.2 and that result in a material negative change to Employee (including requiring Employee to report to any person(s) other than the Board of Directors), (D) any material change in the geographic location at which Employee must perform services, or (E) Employee not being offered the position of Chief Employee Officer of the “resulting entity” (as defined in paragraph 4.1) in connection with a Change in Control. Prior to Employee’s termination for Good Reason, Employee must give written notice to Company of the reason for his termination and the reason must remain uncorrected for 30 days following such written notice; or
     (ii) at any time for any other reason whatsoever, in the sole discretion of Employee.
For purposes of Section 2.3(i), “a material change in the geographic location at which Executive must perform services” shall mean a requirement that Executive relocate to a site more than fifty (50) miles from his present business address.
     2.4 Notice of Termination. If Company desires to terminate Employee’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it shall do so by giving at least 30 days (0 days if Employee’s employment is terminated for Cause) written notice to Employee that it has elected to terminate Employee’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

If Employee desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, he shall do so by giving a 30-day written notice to the Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.
     2.5 Separation from Service. For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.
ARTICLE 3: COMPENSATION AND BENEFITS
     3.1 Base Salary. During the period of this Agreement, Employee shall receive a minimum annual base salary of $200,000. Employee’s annual base salary shall be reviewed on an annual basis, and, in the discretion of his immediate supervisor, such annual base salary may be increased, but not decreased (except for a decrease that is consistent with reductions taken generally by other Employees of Company), effective as of any date determined by such supervisor. Employee’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to Employees but no less frequently than monthly.
     3.2 Bonuses. Employee shall be eligible to participate in Company’s Incentive Bonus Plan as approved from time to time by the Board of Directors in amounts to be determined by the Board of Directors (or a duly authorized committee thereof) based upon criteria established by the Board of Directors (or such committee, if any). Employee’s target bonus will be 50% of base salary with a maximum of 100% of base salary on the achievement of corporate goals specifically addressed in the Company’s Incentive Bonus Plan as well as individual goals as determined by Employee and Employee’s supervisor. Notwithstanding the foregoing, Employee’s 2007 bonus shall be no lower than the target (30%) of his base salary prior to the effective date of the Prior Agreement ($115,000).
     3.3 Other Perquisites. During his employment hereunder, Employee shall be afforded the following benefits as incidences of his employment:
     (i) Business and Entertainment Expenses - Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its Employee employees generally, Company shall reimburse Employee for, or pay on behalf of Employee, reasonable and appropriate expenses incurred by Employee for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.
     (ii) Vacation - During his employment hereunder, Employee shall be entitled to four weeks of paid vacation each calendar year (or such greater amount of vacation as provided to Employees of Company generally) and to all holidays provided to Employees of Company generally; provided, however, that for the period beginning on the Effective

Date and ending on the last day of the calendar year in which the Effective Date occurs, Employee shall be entitled to four weeks of paid vacation (or such greater amount of vacation as provided to Employees of Company generally) reduced by the number of vacation days that Employee has already used during such calendar year and prior to the Effective Date.
     (iii) Equity Awards – Employee shall receive the equity awards described in the Prior Agreement in accordance with the terms of the Prior Agreement if such awards have not been so provided as of the Effective Date.
     (iv) Other Company Benefits.
               a. Employee and, to the extent applicable, Employee’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other Employee employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to Employee employees generally.
               b. Company shall, at no additional cost to Employee, provide a life insurance policy equal to three times the Employee’s base salary as set forth in section 3.1 above.
ARTICLE 4: EFFECT OF TERMINATION AND CHANGE IN CONTROL ON COMPENSATION; ADDITIONAL PAYMENTS
     4.1 Defined Terms. For purposes of this Article 4, the following terms shall have the meanings indicated:
     “Change in Control” means (i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (A) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event or (B) the persons who were members of the Board of Directors immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (ii) the dissolution or liquidation of Company, (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of, (A) if Company has not engaged in a merger or consolidation, Company, or (B) if Company has engaged in a merger or consolidation, the resulting entity, or (iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board of Directors immediately before such election shall cease to constitute a majority of the Board of Directors. For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board of Directors” shall refer to the board of directors (or comparable governing body) of the resulting entity.
     “Change in Control Benefits” means (i) a lump sum cash payment equal to the sum of: (A) 1.5 times Employee’s annual base salary at the rate in effect under paragraph 3.1 on the date of termination of Employee’s employment (or, if higher, Employee’s annual base salary in effect immediately prior to the Change in Control), (B) 1.5 times the higher of (1) Employee’s highest annual bonus paid during the three most recent fiscal years or (2) Employee’s Target Bonus (as provided in Company’s annual cash incentive plan) for the fiscal year in which Employee’s date of termination occurs, and (C) any bonus that Employee has earned and accrued as of the date of termination of Employee’s employment which relates to periods that have ended on or before such date and which have not yet been paid to Employee by Company; (ii) all of the outstanding stock options, restricted stock awards and other equity based awards granted by Company to Employee shall become fully vested and immediately exercisable in full on the date of termination of Employee’s employment; (iii) Health Coverage, and (iv) reimbursement of reasonable out-of-pocket relocation expenses (including, but not limited to, realtor fees, closing costs and transportation of Employee’s automobiles and other personal effects) back to Louisiana.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Health Coverage” means that if Employee elects to continue coverage for himself or his eligible dependents under Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then during the required period of COBRA continuation coverage with respect to Employee’s termination of employment from Company (but no more than eighteen months) (the “COBRA Period”), then throughout the COBRA Period Company shall promptly reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that active senior executive employees pay for the same or similar coverage under Company’s group health plans. Further, if Employee has continued his COBRA coverage throughout the COBRA Period, then, for the thirty-six month period beginning on the day immediately following the last day of the COBRA Period (the “Extended Coverage Period”), Company shall provide Employee (and his eligible dependents) with health benefits substantially similar to those provided under its group health plans for active employees for the remainder of the Extended Coverage Period at a cost to Employee that is no greater than the cost of COBRA coverage; provided, however, that such health benefits shall be provided to Employee through an arrangement that satisfies the requirements of sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Employee’s income. Notwithstanding the preceding provisions of this paragraph, Company’s obligation to reimburse Employee during the COBRA Period and to provide health benefits to Employee during the Extended Coverage Period shall immediately end if and to the extent Employee becomes eligible to receive health plan coverage from a subsequent employer (with Employee being obligated hereunder to promptly report such eligibility to Company).
     “Termination Benefits” means (i) a lump sum cash payment equal to the sum of: (A) 1.5 times Employee’s annual base salary at the rate in effect under paragraph 3.1 on the date of termination of Employee’s employment, (B) 1.5 times the higher of (1) Employee’s highest annual bonus paid during the three most recent fiscal years or (2) Employee’s Target Bonus (as provided in Company’s annual cash incentive plan) for the fiscal year in which Employee’s date of termination occurs, and (C) any bonus that Employee has earned and accrued as of the date of termination of Employee’s employment which relates to periods that have ended on or before such date and which have not yet been paid to Employee by Company; (ii) all of the outstanding stock options, restricted stock awards and other equity based awards granted by Company to Employee shall become fully vested and immediately exercisable in full on the date of termination of Employee’s employment; (iii) Health Coverage, and (iv) reimbursement of reasonable out-of-pocket relocation expenses (including, but not limited to, realtor fees, closing costs and transportation of Employee’s automobiles and other personal effects) back to Louisiana.
     4.2 Termination By Expiration. If Employee’s employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof because either party has provided the notice contemplated in such paragraph, then all compensation and all benefits to Employee hereunder shall continue to be provided until the expiration of such term and such compensation and benefits shall terminate contemporaneously with termination of his employment.
     4.3 Termination By Company. If Employee’s employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefore, all compensation and benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that, subject to paragraph 4.8 below, if such termination shall be for any reason other than those encompassed by paragraph 2.2(i), 2.2(ii), or 2.2(iii), then Company shall provide Employee with the Termination Benefits, except that if Employee is entitled to the Change in Control Benefits pursuant to paragraph 4.5 as a result of such termination, then

Employee will not receive the Termination Benefits provided by Company under this paragraph. Any lump sum cash payment due to Employee pursuant to the preceding sentence shall be paid to Employee within five business days of the date Employee’s release pursuant to paragraph 4.8 becomes irrevocable.
     4.4 Termination By Employee. If Employee’s employment hereunder shall be terminated by Employee prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefore, all compensation and benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that, subject to paragraph 4.8 below, if such termination occurs for Good Reason, then Company shall provide Employee with the Termination Benefits, except that if Employee is entitled to the Change in Control Benefits pursuant to paragraph 4.5 as a result of such termination, then Employee will not receive the Termination Benefits provided by Company under this paragraph. Any lump sum cash payment due to Employee pursuant to this paragraph shall be paid to Employee within five business days of the date Employee’s release pursuant to paragraph 4.8 becomes irrevocable.
     4.5 Change in Control Benefits. If Employee’s employment is terminated pursuant to paragraph 2.2(iv) or paragraph 2.3(i) in connection with, based upon, or within 12 months after, a Change in Control, then Company shall provide Employee with the Change in Control Benefits. Any lump sum cash payment due to Employee pursuant to the preceding sentence shall be paid to Employee within five business days of the date of Employee’s termination of employment with Company.
     4.6 Certain Delayed Payments. Notwithstanding any provision of this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Employee would otherwise be entitled to during the first six months following the date of Employee’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Employee’s termination of employment (or if such date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. If the provisions of the preceding sentence become applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date of Employee’s termination of employment to the actual date of payment, at the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of such termination (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount. Employee hereby agrees to be bound by Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.
     4.7 Additional Payments by Company. (i) In the event that any payments or benefits made or provided to or for the benefit of Employee in connection with this Agreement,

or Employee’s employment with Company or the termination thereof (the “Payments”) are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), Company shall pay to Employee an additional payment (a “Gross-up Payment”) in an amount such that after payment by Employee of all taxes (including any interest and penalties imposed with respect to such taxes) including any Excise Tax imposed on any Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Gross-up Payment attributable to a particular Payment shall be made at the time such Payment is made; provided, however, that in no event shall the Gross-up Payment be made later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes. The determination of whether the Payments are subject to the Excise Tax and, if so, the amount of the Gross-Up Payment, shall be made by a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of Company or any of its affiliates; provided, however, that if the accounting firm has determined that Section 4999 does not apply, and the Internal Revenue Service claims that Section 4999 applies to the Payments (or any portion thereof), then Section 4.6(ii) shall be applicable.
     (ii) Employee shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:
     (A) give Company any information reasonably requested by Company relating to such claim,
     (B) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company,
     (C) cooperate with Company in good faith in order effectively to contest such claim,
     (D) permit Company to participate in any proceedings relating to such claim, and provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest, penalties, accountant’s and legal fees) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection, Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and commence a proceeding to obtain a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Employee to pay such claim and seek a refund, Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (iii) If, after the receipt by Employee of an amount advanced by Company pursuant to the foregoing, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Company’s complying with the requirements of the foregoing) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Company pursuant to the previous subsection, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (iv) Notwithstanding the foregoing, Company may use reasonable tax planning options with respect to Employee’s outstanding equity awards, if any, to mitigate the effects of the Excise Tax and Employee agrees to cooperate fully with Company in using all available tax planning options with respect to Employee’s equity awards only to mitigate the effects of the Excise Tax; provided, however, Company shall ensure that Employee will receive additional equity awards and/or cash consideration in an amount that is at least equal to the reduction, if any, in the value (on an after-tax basis) of Employee’s equity awards as a result of Company’s implementation of such tax planning options; provided further, however, that Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with using such tax planning options and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s use of such tax planning options. Employee shall have the right to engage, at Company’s expense, a personal tax accountant or attorney to review any such arrangements prior to execution of such arrangements.
     4.8 Mutual Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of Termination Benefits under paragraph 4.3 or 4.4 hereof, Employee shall first execute a release, in the form established by the Board of Directors, releasing the Board of Directors, Company, and Company’s parent corporation, subsidiaries, affiliates, and their respective shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of Employee’s employment with Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Employee may have under any compensation or benefit plan, program or arrangement, including this Agreement. The release described in the preceding sentence must be effective and irrevocable within 55 days after the date of the termination of Employee’s employment with the Company. Further, as a condition to the execution of the release by Employee, the Company shall, on behalf of itself, the Board of Directors, any parent corporation, subsidiaries or affiliates, and their respective shareholders, partners, officers, directors, employees, attorneys and agents, execute a release, in a form that is satisfactory to Employee, that will waive all claims from any and all causes of action or any kind or character, including but not limited to all claims or causes of action arising out Employee’s employment with Company or its affiliates or the termination of such employment. The execution of such releases, the performance of Company’s obligations hereunder and the receipt of any benefits provided under paragraphs 4.3 and 4.4 shall constitute full settlement of all such claims and causes of action.
     4.9 No Duty to Mitigate Losses. Employee shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Employee pursuant to this Article 4. Except to the extent Employee becomes eligible to receive health plan coverage from a subsequent employer as provided in paragraph 4.1 with respect to Health Coverage, any salary or remuneration received by Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 4 apply shall not reduce Company’s obligation to make a payment to Employee (or the amount of such payment) pursuant to the terms of this Article 4.
     4.10 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Employee’s employment under this Agreement, Company and Employee hereby agree that the payments, if any, to be received by Employee pursuant to this Article 4 shall be received by Employee as liquidated damages.
     4.11 Other Benefits. This Agreement governs the rights and obligations of Employee and Company with respect to Employee’s base salary and certain perquisites of employment. Except as expressly provided herein, Employee’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Employee, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE 5: OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS
     5.1 Disclosure to Employee. Employee acknowledges that Company has and will in the course of his employment disclose to Employee, or place Employee in a position to have access to or develop, trade secrets or confidential information of Company and its affiliates; and/or shall entrust Employee with business opportunities of Company and its affiliates; and/or shall place Employee in a position to develop business good will on behalf of Company and its affiliates.
     5.2 Property of Company. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) which relate to the business, products or services of Company or its affiliates shall be disclosed to Company and are and shall be the sole and exclusive property of Company and its affiliates. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company and its affiliates. Upon Employee’s termination of employment for any reason, Employee shall deliver the same, and all copies thereof, to Company.
     5.3 Patent and Copyright Assignment. Employee agrees to assign and transfer to Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions and Works in the Field (as hereinafter defined), together with all United States and foreign rights with respect thereto, and at Company’s expenses to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on such Inventions and Works in the Field, and to perform all lawful acts, including giving testimony and executing and delivering all such instruments, that may be necessary or proper to vest all such Inventions and Works in the Field and patents and copyrights with respect thereto in Company, and to assist Company in the prosecution or defense of any interference which may be declared involving any of said patent applications or patents or copyright applications or copyrights. For purposes of this Agreement the words “Inventions and Works in the Field” shall include any discovery, process, design, development, improvement, application, technique, program or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by Employee, individually or jointly with others (whether on or off Company’s premises or during or after normal working hours) while employed by Company; provided, however, that no discovery, process, design, development, improvement, application, technique, program or invention reduced to practice or conceived by Employee off Company’s premises and after normal working hours or during hours when Employee is not performing services for Company, shall be deemed to be included in the term “Inventions and Works in the Field” unless directly or indirectly related to the business then being conducted by Company or its affiliates or any business which Company or its affiliates is then actively exploring.

     5.4 No Unauthorized Use or Disclosure. Employee acknowledges that the business of Company and its affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Company and its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Company and its affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after Employee’s employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company and its affiliates, or make any use thereof, except in the carrying out of Employee’s employment responsibilities hereunder. Company and its affiliates shall be third party beneficiaries of Employee’s obligations under this paragraph. As a result of Employee’s employment by Company, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as the confidential business information and trade secrets of Company and its affiliates. These obligations of confidence apply irrespective of whether the information has been reduced to a tangible medium of expression (e.g., is only maintained in the minds of Company’s employees) and, if it has been reduced to a tangible medium, irrespective of the form or medium in which the information is embodied (e.g., documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type).
     5.5 Assistance by Employee. Both during the period of Employee’s employment by Company and thereafter, Employee shall assist Company and its affiliates and their respective nominees, at any time, in the protection of Company’s and its affiliates’ worldwide rights, titles, and interests in and to information, ideas, concepts, improvements, discoveries, and inventions, and their copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company and its affiliates or their respective nominees and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.
     5.6 Remedies. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Employee, and Company shall be entitled to enforce the provisions of this Article 5 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Company and its affiliates, including the recovery of damages from Employee and Employee’s agents involved in such breach and remedies available to Company and its affiliates pursuant to other agreements with Employee.

ARTICLE 6: NON-COMPETITION OBLIGATIONS
     6.1 Non-competition Obligations. As part of the consideration for the compensation and benefits to be paid to Employee hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been or will in the future be disclosed or entrusted to Employee, the business good will of Company and its affiliates that has been and will in the future be developed in Employee, or the business opportunities that have been and will in the future be disclosed or entrusted to Employee by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Employee agree to the provisions of this Article 6. Employee agrees that during the period of Employee’s non-competition obligations hereunder, Employee shall not, directly or indirectly for Employee or for others, in any geographic area or market where Company or its affiliates are conducting any business as of the date of termination of the employment relationship or have during the previous 12 months conducted any business:
(i)	engage in any offshore supply vessel business serving the oil and gas industry that is competitive with the business conducted by Company or its affiliates;

(ii)	render any advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, with any offshore supply vessel business serving the oil and gas industry that is competitive with the business conducted by Company or its affiliates;

(iii)	induce any employee of Company or its affiliates to terminate his or her employment with Company or its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company; or

(iv)	request or cause any customer of Company or its affiliates to terminate any business relationship with Company or its affiliates.
These non-competition obligations shall apply during the period that Employee is employed by Company and shall continue until the first anniversary of the termination of Employee’s employment. Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.
     6.2 Enforcement and Remedies. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Company shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Employee and Employee’s agents involved in such breach and remedies available to Company pursuant to other agreements with Employee.
     6.3 Reformation. It is expressly understood and agreed that Company and Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Company and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
ARTICLE 7: MISCELLANEOUS
     7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Trico Marine Services, Inc.
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027
Attention: General Counsel

If to Employee to:	Ray Hoover
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
     7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.
     7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     7.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.
     7.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     7.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company; provided that no  “person” (as defined in the Exchange Act) that directly or indirectly is a “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of less than 35% of the combined voting power of the Company’s outstanding securities shall be deemed to be an affiliate.
     7.10 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.
     7.11 Term. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination.
     7.12 Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in paragraph 3.3(iv) (and any agreements between Company and Employee that have been executed under such plans and programs) and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Employee, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than the agreements described in clause (i) of the preceding sentence) are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the ___ day of                                         , to be effective as of the Effective Date.

TRICO MARINE SERVICES, INC.

By:

	Name:	Rishi A. Varma
	Title:	Chief Administrative Officer, Vice
President, General Counsel &
Corporate Secretary

“COMPANY”

Ray Hoover

“EMPLOYEE”